For Immediate Release

Contacts:

Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
905-415-0310 ext. 274	905-415-0310 ext. 271	sgreene@brodeur.com
tstaniland@datamirror.com	pcauley@datamirror.com

DataMirror Announces Renewal of Normal Course Issuer Bid

MARKHAM, CANADA -- (September 17, 2003) -- DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, today announced acceptance by the Toronto Stock Exchange of Notice of its Normal Course Issuer Bid, allowing the purchase from time to time, if it is considered advisable, of up to 565,623 of its common shares, which represents 5% of its 11,312,471 outstanding common shares (as at August 31, 2003), on The Toronto Stock Exchange over the next 12 months. The Board of Directors of DataMirror believes that such purchases are in the best interests of the Company and a desirable use of corporate funds. Over the period from September 21, 2002 to September 15, 2003, the Company has purchased and cancelled 261,400 of its common shares at an average price of $11.22 per share under a previous Normal Course Issuer Bid, in effect from September 21, 2002 to September 20, 2003. Purchases of common shares may be made pursuant to the new Notice in the 12 month period commencing September 21, 2003. All common shares purchased by DataMirror pursuant to this Notice will be cancelled.

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC ), a leading provider of enterprise application integration and resiliency software, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™ solutions enables customers to easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™ by providing the instant data access, integration and availability companies require today across all computers in their business.

Over 1,700 companies have gone live with DataMirror software including Debenhams, Energis, GMAC Commercial Mortgage, the London Stock Exchange, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

# # #

"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the Company's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. The Company disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2003 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.